EXHIBIT 11
                         HI-RISE RECYCLING SYSTEMS, INC.
                      COMPUTATION OF LOSS PER COMMON SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997


                                             THREE MONTHS      THREE MONTHS
                                                ENDED             ENDED
                                            MARCH 31, 1996    MARCH 31, 1997
                                            --------------    --------------
Shares outstanding                             5,427,150        6,318,352

Weighted average shares outstanding            3,748,465        6,282,306

Net loss                                    $   (644,958)       $(182,722)
                                            ============        =========
Net loss per share                          $      (0.17)       $   (0.03)
                                            ============        =========